INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING SEPTEMBER 30, 2005

Talisman Energy Inc.
Consolidated Balance Sheets
(unaudited)

	September 30	December 31
(millions of C$)	2005	2004
Assets		(restated
Current		note 1)
Cash and cash equivalents	375	38
Accounts receivable	1,185	836
Inventories	83	78
Prepaid expenses	13	18
	1,656	970

Accrued employee pension benefit asset	58	61
Other assets	73	64
Goodwill (note 2)	617	466
Property, plant and equipment	11,722	10,847
	12,470	11,438
Total assets	14,126	12,408

Liabilities
Current
Accounts payable and accrued liabilities (notes 3, 5 and 6)	1,761	1,302
Income and other taxes payable	556	341
	2,317	1,643

Deferred credits (note 1)	68	70
Asset retirement obligations (note 3)	1,262	1,272
Other long-term obligations (notes 1, 5 and 6)	135	35
Long-term debt (note 7)	2,611	2,457
Future income taxes	2,359	2,100
	6,435	5,934
Contingencies and commitments (notes 8 and 10)
Shareholders' equity
Common shares (note 4)	2,616	2,666
Contributed surplus	70	71
Cumulative foreign currency translation	(206)	(76)
Retained earnings	2,894	2,170
	5,374	4,831
Total liabilities and shareholders' equity	14,126	12,408

See accompanying notes.

Talisman Energy Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
(millions of C$	September 30		September 30
except per share amounts)	2005	2004	2005	2004
				(restated
Revenue				note 1)
Gross sales	2,606	1,788	6,663	5,046
Less hedging loss	24	153	57	315
Gross sales, net of hedging	2,582	1,635	6,606	4,731
Less royalties	434	302	1,107	843
Net sales	2,148	1,333	5,499	3,888
Other	41	22	115	65
Total revenue	2,189	1,355	5,614	3,953

Expenses
Operating	362	319	1,043	896
Transportation	50	48	146	142
General and administrative	41	39	143	119
Depreciation, depletion and amortization	452	405	1,332	1,203
Dry hole	67	99	164	222
Exploration	79	71	179	167
Interest on long-term debt	38	41	121	135
Stock-based compensation (note 5)	235	70	512	164
Other	4	(1)	9	15
Total expenses	1,328	1,091	3,649	3,063
Income before taxes	861	264	1,965	890
Taxes
Current income tax	345	133	743	274
Future income tax (recovery)	38	(29)	69	(12)
Petroleum revenue tax	48	38	125	95
	431	142	937	357
Net income	430	122	1,028	533

Per common share (C$)
Net income	1.17	0.32	2.79	1.39
Diluted net income	1.14	0.31	2.73	1.37
Average number of common shares outstanding (millions)	367	384	369	384
Diluted number of common shares outstanding (millions)	378	390	377	390

See accompanying notes.

Consolidated Statements of Retained Earnings
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of C$)	2005	2004	2005	2004
				(restated
				note 1)
Retained earnings, beginning of period	2,464	2,205	2,170	1,852
Net income	430	122	1,028	533
Common share dividends	-	-	(62)	(58)
Purchase of common shares (note 4)	-	-	(242)	-
Retained earnings, end of period	2,894	2,327	2,894	2,327

See accompanying notes.

Talisman Energy Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of C$)	2005	2004	2005	2004
				(restated
Operating				note 1)
Net income	430	122	1,028	533
Items not involving cash (note 9)	742	513	1,997	1,537
Exploration	79	71	179	167
	1,251	706	3,204	2,237
Changes in non-cash working capital	(32)	(13)	(32)	157
Cash provided by operating activities	1,219	693	3,172	2,394
Investing
Capital expenditures
Exploration, development and corporate	(794)	(692)	(2,218)	(1,830)
Acquisitions	(236)	1	(537)	(299)
Proceeds of resource property dispositions	(5)	1	11	5
Investments	(4)	(4)	(4)	(4)
Changes in non-cash working capital	58	74	6	(60)
Cash used in investing activities	(981)	(620)	(2,742)	(2,188)
Financing
Long-term debt repaid	-	(534)	(1,009)	(970)
Long-term debt issued	-	582	1,281	582
Short-term borrowings	-	(555)	-	-
Common shares issued (purchased)	1	-	(297)	2
Common share dividends	-	-	(62)	(58)
Deferred credits and other	(5)	31	3	193
Changes in non-cash working capital	-	(2)	(3)	(8)
Cash used in financing activities	(4)	(478)	(87)	(259)
Effect of translation on foreign currency cash and cash equivalents	(8)	(8)	(6)	(17)
Net increase (decrease) in cash and cash equivalents	226	(413)	337	(70)
Cash and cash equivalents, beginning of period	149	441	38	98
Cash and cash equivalents, end of period	375	28	375	28

See accompanying notes.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The Interim Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles.  Certain information and disclosures normally required to be included in notes to Annual Consolidated Financial Statements have been condensed or omitted.  The Interim Consolidated Financial Statements should be read in conjunction with the audited Annual Consolidated Financial Statements and the notes thereto in Talisman’s Annual Report Financial Review for the year ended December 31, 2004.

1.  Significant Accounting Policies

The Interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the Consolidated Financial Statements for the year ended December 31, 2004 except for the following:

1a) Preferred Securities

Effective January 1, 2005 the Company retroactively adopted certain changes to the Canadian Institute of Chartered Accountants (“CICA”) accounting standard for financial instruments. The change to this standard requires that the Company’s preferred securities, all of which were redeemed in 2004, be treated as debt rather than equity. Previously preferred securities charges were charged directly to retained earnings but under these changes to the accounting standard they would have been charged to interest expense.  In addition, since the preferred securities would have been treated as debt, the balance would have been revalued at each balance sheet date with the offsetting movement reflected in the cumulative foreign currency translation account.  As a result there would not have been a gain on the redemption of the preferred securities.  There was no impact to the 2005 results or the three months ended September 30, 2004 results as the preferred securities were fully redeemed by the end of the second quarter in 2004.

The adjustment required to the December 31, 2004 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Cumulative foreign currency translation	(150)	74	(76)
Retained earnings	2,244	(74)	2,170

The adjustment required to the December 31, 2003 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Future income taxes	2,127	2	2,129
Long-term debt	2,203	392	2,595
Preferred securities	431	(431)	-
Cumulative foreign currency translation	(114)	88	(26)
Retained earnings	1,903	(51)	1,852

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The adjustment required to the December 31, 2002 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Other assets	99	3	102
Future income taxes	2,282	(9)	2,273
Long-term debt	2,997	476	3,473
Preferred securities	431	(431)	-
Cumulative foreign currency translation	140	4	144
Retained earnings	1,143	(37)	1,106

The adjustment to the income statement for the nine months ended September 30, 2004 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	120	15	135
Future income tax (recovery)	(6)	(6)	(12)
Net income	542	(9)	533
Preferred securities charges, net of tax	(9)	9	-
Gain on redemption of preferred securities, net of tax	23	(23)	-
Net income available to common shareholders	556	(23)	533

Per common share (Canadian dollars)
Net income	1.45	(.06)	1.39
Diluted net income	1.43	(.06)	1.37

The adjustment to the income statement for the year ended December 31, 2004 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	158	15	173
Future income tax (recovery)	(105)	(6)	(111)
Net income	663	(9)	654
Preferred securities charges, net of tax	(9)	9	-
Gain on redemption of preferred securities, net of tax	23	(23)	-
Net income available to common shareholders	677	(23)	654

Per common share (Canadian dollars)
Net income	1.77	(.06)	1.71
Diluted net income	1.74	(.06)	1.68

The adjustment to the income statement for the year ended December 31, 2003 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	137	41	178
Future income tax (recovery)	(48)	(5)	(53)
Net income	1,012	(36)	976
Preferred securities charges, net of tax	(22)	22	-
Net income available to common shareholders	990	(14)	976

Per common share (Canadian dollars)
Net income	2.56	(.03)	2.53
Diluted net income	2.53	(.03)	2.50

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The adjustment to the income statement for the year ended December 31, 2002 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	164	45	209
Future income tax (recovery)	175	(18)	157
Net income	544	(27)	517
Preferred securities charges, net of tax	(24)	24	-
Net income available to common shareholders	520	(3)	517

Per common share (Canadian dollars)
Net income	1.29	-	1.29
Diluted net income	1.27	-	1.27

1b) Reclassification

Certain information provided for prior periods has been reclassified to conform to the presentation adopted in the current periods.

2.  Goodwill

During the first nine months of 2005, the Company’s goodwill changed as follows:

Opening balance at January 1, 2005	466
Acquired during the period	184
Foreign currency translation effect	(33)
Closing balance at September 30, 2005	617

During the first quarter of the year the Company completed the acquisition of all outstanding shares of Pertra A.S. The purchase price of $215 million has been assigned to property plant and equipment ($257 million), future income tax liability ($156 million), asset retirement obligations ($44 million), and the remainder to goodwill ($158 million).

During the second quarter the Company completed the acquisition of a non-operated working interest in the Brage oil field in the North Sea. The purchase price of $59 million has been assigned to property plant and equipment ($88 million), future income tax liability ($26 million), asset retirement obligations ($29 million), and the remainder to goodwill ($26 million).

3.  Asset Retirement Obligations

During the first nine months of 2005, the Company’s asset retirement obligations changed as follows:

ARO liability at January 1, 2005[1]	1,295
Liabilities incurred during period	81
Liabilities settled during period	(28)
Accretion expense	57
Revisions in estimated cash flows	10
Foreign currency translation	(130)
ARO liability at September 30, 2005[1]	1,285

1   Included in January 1, 2005 and September 30, 2005 liabilities are $23 million of short-term reclamation costs recorded in accounts payable on the balance sheet for a net ARO liability of $1,272 and $1,262 respectively.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

4.  Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and unlimited first and second preferred shares.  No preferred shares have been issued.

Continuity of common shares (year to date)	2005
	Shares	Amount
Balance at January 1,	375,185,290	$2,666
Issued upon exercise of stock options	159,125	7
Purchased	(8,016,400)	(57)
Balance at September 30,	367,328,015	$2,616

Pursuant to a normal course issuer bid renewed in March 2005, Talisman may repurchase up to 18,437,285 common shares representing 5% of the outstanding common shares of the Company at the time the normal course issuer bid was renewed.  During the first nine months of 2005 the Company repurchased 8,016,400 common shares, of which, 949,200 common shares were repurchased under the renewed normal course issuer bid, for $299 million. Subsequent to September 30, 2005 Talisman repurchased an additional 1,072,700 shares at an average price of $51.46 per share for a total of $55 million.

5.  Stock Options

Continuity of stock options (year to date)	2005
	Number of	Average
	Options	Exercise Price
Outstanding at January 1	20,788,375	19.58
Granted during the period	5,879,705	42.06
Exercised for common shares	(159,125)	16.63
Exercised for cash payment	(4,137,930)	17.80
Expired/forfeited	(174,907)	29.46
Outstanding at September 30	22,196,118	25.81
Exercisable at September 30	6,516,953	17.28

All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price or to receive a cash payment equal to the appreciated value of the stock option.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

Cash units

In addition to the Company’s stock option plans Talisman’s subsidiaries issue stock appreciation rights under the cash unit plans. Cash units are similar to stock options except that the holder does not have a right to purchase the underlying share of the Company.

Continuity of cash units (year to date)	2005
	Number of	Average
	Cash Units	Exercise Price
Outstanding at January 1	1,526,640	21.34
Granted during the period	984,810	42.03
Exercised for cash payment	(9,900)	19.80
Expired/forfeited	(61,360)	27.14
Outstanding at September 30	2,440,190	29.55
Exercisable at September 30	-	-

For the three months ended September 30, 2005 the Company recorded stock-based compensation expense of $235 million (2004 - $70 million). Of the total expense , $56 million (2004 - $14 million) relates to options and cash units exercised for cash, the remaining $179 million (2004 - $56 million) is primarily a result of the 24% (2004 - 13%) increase in the Company’s share price during the period, and the corresponding impact on the mark-to-market liability of the vested and prorated vested options and cash units outstanding.

For the nine months ended September 30, 2005 the Company recorded stock-based compensation expense of $512 million (2004 - $164 million). Of the total expense , $123 million (2004 - $65 million) relates to options and cash units exercised for cash, the remaining $389 million (2004 - $99 million) is primarily a result of the 76% (2004 - 34%) increase in the Company’s share price during the period.

	Three months ended September. 30		Nine months ended September. 30
	2005	2004	2005	2004
Average exercise price	$ 57.24	$ 30.39	$ 47.60	$ 28.20
Average grant price	18.14	17.42	17.80	15.62
Average gain per exercise	$ 39.10	$ 12.97	$ 29.80	$ 12.58
Number of options and cash units exercised	1,449,858	1,067,105	4,147,830	5,142,588
Cash expense ($millions)	56	14	123	65

Of the total mark-to-market liability for stock options and cash units of $619 million as at September 30, 2005 (December 31, 2004 - $223 million), $570 million (December 31, 2004 - $223 million) is included in accounts payable and accrued liabilities.

6. Other Long-Term Obligations

Other long-term obligations include the long-term portion of the mark-to-market liability for stock- based compensation of $49 million (December 31, 2004 -  $nil), pension and other long-term obligations of $45 million (December 31, 2004 - $35) and discounted obligations on capital leases of $41 million (December 31, 2004 - $nil).

During the second quarter of 2005 the Company entered into a leasing arrangement for the modification, refitting and use of a floating storage and off-loading vessel (FSO). This vessel has been deployed related to the South Angsi development in Malaysia.

The modifications to the FSO have been completed and an element of the leasing arrangement has been defined by the Company as a capital lease. The future minimum lease payments are US $3 million in 2005 followed by US $5 million for each of the next four years and US $34 million for the remainder of the lease. The imputed rate of interest on the lease is 6% and the lease expires in 2016. Of the total discounted liability of $47 million, $6 million is included in accounts payable and accrued liabilities.

7. Long-Term Debt

	September 30, 2005	December 31, 2004
Bank Credit Facilities (Canadian $ denominated)	-	328
Debentures and Notes (unsecured)
US$ denominated (US$1,325 million, 2005 – US$850 million)	1,538	993
Canadian $ denominated	559	559
£ denominated (£250 million)	514	577
	$2,611	$2,457

In May 2005, the Company completed a US$375 million offering of 5.125% notes due May 15, 2015 and a US$125 million offering of 5.75% notes due May 15, 2035.  Interest on both notes is payable semi-annually in arrears on May 15 and November 15.

8. Financial Instruments and P hysical C ommodity C ontracts

Interest rate derivative contracts

In order to hedge a portion of the fair value risk associated with the US$375 million 5.125% note s due 2015 the Company entered into fixed to floating interest rate swap contracts with a total notional amount of US$300 million that expire on May 15, 2015. These swap contracts require Talisman to pay interest at a rate of three-month USD Libor plus 0.433% while receiving payments of 5.125% semi-annually. These contracts have been designated as a hedge of the fair value of a portion (US$300 million) of the total US$375 million note s issued. In accordance with the Company’s accounting policies, derivative contracts that have been designated as a hedge are recorded at cost and subsequent gains and losses in the fair value of these derivatives are not reflected in the Consolidated Financial Statements until realized. Payments or receipts on these swap contracts are recognized in income concurrently with those on the hedged transaction and are recorded in the Consolidated Statements of Income and Cash Flows as interest expense and cash provided by operating activities respectively.

Commodity based sales contracts

The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales. The following tables summarize commodity price derivative contracts and fixed price sales contracts outstanding at September 30, 2005:

a)

Crude oil price derivative contracts

Fixed price swaps	Remainder 2005
(WTI oil index)
Volumes (bbls/d)	6,000
Price (US$/bbl)	26.97

b)

Physical natural gas contracts (North America)

Fixed price sales	Remainder 2005	2006	2007
Volumes (mcf/d)	14,650	14,650	14,650
Weighted average price ($/mcf)	3.18	4.12	4.24

9. Selected Cash Flow Information
	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004 (restated note 1)
Net income	430	122	1,028	533
Items not involving cash
Depreciation, depletion and amortization	452	405	1,332	1,203
Property impairments	(1)	-	25	-
Dry hole	67	99	164	222
Net loss (gain) on asset disposals	1	(1)	(2)	2
Stock-based compensation	179	56	389	99
Future taxes and deferred petroleum revenue tax	39	(54)	78	(22)
Other	5	8	11	33
	742	513	1,997	1,537
Exploration	79	71	179	167
	1,251	706	3,204	2,237

The cash interest and taxes paid for the nine months ended September 30 were as follows:

	2005	2004
Interest paid	87	79
Income taxes paid	544	152

10.  Contingencies and commitments

Talisman continues to be subject to a lawsuit brought by the Presbyterian Church of Sudan and others commenced in November 2001 under the Alien Tort Claims Act in the United States District Court for the Southern District of New York.  The lawsuit alleges that the Company conspired with, or aided and abetted, the Government of Sudan to commit violations of international law in connection with the Company's now disposed of interest in oil operations in Sudan.  On August 30, 2005, the Court denied Talisman's motion for Court approval to appeal the Court's prior denial of Talisman's motion for judgment on the pleadings, which sought dismissal of the lawsuit.  Also on August 30, 2005, the Court declined to dismiss the lawsuit in response to the filing of a Statement of Interest by the US Department of Justice, expressing the US Government's view that the lawsuit interferes with US-Canada relations.  On September 20, 2005, the Court denied, for the second time, the plaintiffs' motion to certify the lawsuit as a class action.  On October 5, the plaintiffs filed papers to appeal.  The Company has filed papers opposing the plaintiffs’ appeal.  Talisman believes the lawsuit is entirely without merit and is continuing to vigorously defend itself.  Talisman does not expect the lawsuit to have a material adverse effect on it.

11. Segmented Information

	North America (1)				North Sea (2)				Southeast Asia (3)
	Three months		Nine months		Three months		Nine months		Three months		Nine months
	ended		ended		ended		ended		ended		ended
	September 30		September 30		September 30		September 30		September 30		September 30
(millions of C$)	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Revenue
Gross sales	1,089	787	2,812	2,303	894	603	2,332	1,726	448	315	1,068	829
Hedging	24	47	57	104	-	106	-	211	-	-	-	-
Royalties	216	154	555	456	13	10	37	27	154	112	379	289
Net sales	849	586	2,200	1,743	881	487	2,295	1,488	294	203	689	540
Other	20	12	62	48	22	10	53	17	(1)	-	-	-
Total revenue	869	598	2,262	1,791	903	497	2,348	1,505	293	203	689	540
Segmented expenses
Operating	124	106	347	307	208	179	612	503	22	29	58	74
Transportation	18	20	51	57	18	16	55	48	12	10	33	31
DD&A	241	195	704	558	149	154	464	482	39	49	99	142
Dry hole	37	28	76	90	5	57	38	95	1	13	7	13
Exploration	43	40	92	87	14	8	34	22	14	9	20	17
Other	-	(2)	(9)	(16)	3	1	40	14	1	1	-	3
Total segmented expenses	463	387	1,261	1,083	397	415	1,243	1,164	89	111	217	280
Segmented income before taxes	406	211	1,001	708	506	82	1,105	341	204	92	472	260
Non-segmented expenses
General and administrative
Interest
Stock-based compensation
Currency translation
Total non-segmented expenses
Income before taxes
Capital expenditures
Exploration	146	155	446	409	42	52	115	139	18	23	42	38
Development	210	200	618	575	217	104	614	256	60	57	186	139
Midstream	14	4	30	7	-	-	-	-	-	-	-	-
Exploration and development	370	359	1,094	991	259	156	729	395	78	80	228	177
Property acquisitions
Midstream acquisitions
Proceeds on dispositions
Other non-segmented
Net capital expenditures
Property, plant and equipment			6,692	6,214			3,359	3,074			1,169	1,050
Goodwill			290	291			230	75			97	100
Other			773	419			569	347			315	221
Segmented assets			7,755	6,924			4,158	3,496			1,581	1,371
Non-segmented assets
Total assets (5)

	Three months		Nine months						Three months		Nine months
	ended		ended						ended		ended
	September 30		September 30						September 30		September 30
(1) North America	2005	2004	2005	2004	(2) North Sea				2005	2004	2005	2004
Canada	786	534	2,027	1,631	United Kingdom				713	467	1,908	1,405
US	83	64	235	160	Netherlands				10	9	38	25
Total revenue	869	598	2,262	1,791	Norway				180	21	402	75
Canada			6,257	5,738	Total revenue				903	497	2,348	1,505
US			435	476	United Kingdom						2,863	2,858
Property, plant and equipment (5)			6,692	6,214	Netherlands						41	41
					Norway						455	175
					Property, plant and equipment (5)						3,359	3,074
4. Trinidad commenced production in 2005. Prior year's figures have been reclassified from Other to conform with the method of presentation adopted in 2005.
5. Current year represents balances as at September 30, prior year represents balances as at December 31.
11. Segmented Information

	Algeria				Trinidad (4)				Other				Total
	Three months		Nine months		Three months		Nine months		Three months		Nine months		Three months		Nine months
	ended		ended		ended		ended		ended		ended		ended		ended
	September 30		September 30		September 30		September 30		September 30		September 30		September 30		September 30
(millions of C$)	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Revenue
Gross sales	105	83	280	188	70	-	171	-	-	-	-	-	2,606	1,788	6,663	5,046
Hedging	-	-	-	-	-	-	-	-	-	-	-	-	24	153	57	315
Royalties	40	26	110	71	11	-	26	-	-	-	-	-	434	302	1,107	843
Net sales	65	57	170	117	59	-	145	-	-	-	-	-	2,148	1,333	5,499	3,888
Other	-	-	-	-	-	-	-	-	-	-	-	-	41	22	115	65
Total revenue	65	57	170	117	59	-	145	-	-	-	-	-	2,189	1,355	5,614	3,953
Segmented expenses
Operating	6	5	18	12	2	-	8	-	-	-	-	-	362	319	1,043	896
Transportation	2	2	7	6	-	-	-	-	-	-	-	-	50	48	146	142
DD&A	10	7	29	21	13	-	36	-	-	-	-	-	452	405	1,332	1,203
Dry hole	-	-	-	-	7	-	19	-	17	1	24	24	67	99	164	222
Exploration	-	-	-	-	1	4	4	18	7	10	29	23	79	71	179	167
Other	-	-	-	-	-	-	-	-	-	-	(3)	-	4	-	28	1
Total segmented expenses	18	14	54	39	23	4	67	18	24	11	50	47	1,014	942	2,892	2,631
Segmented income before taxes	47	43	116	78	36	(4)	78	(18)	(24)	(11)	(50)	(47)	1,175	413	2,722	1,322
Non-segmented expenses
General and administrative													41	39	143	119
Interest													38	41	121	135
Stock-based compensation													235	70	512	164
Currency translation													-	(1)	(19)	14
Total non-segmented expenses													314	149	757	432
Income before taxes													861	264	1,965	890
Capital expenditures
Exploration	-	-	-	-	21	5	36	28	46	45	87	88	273	280	726	702
Development	8	3	12	7	2	39	13	124	-	-	-	-	497	403	1,443	1,101
Midstream	-	-	-	-	-	-	-	-	-	-	-	-	14	4	30	7
Exploration and development	8	3	12	7	23	44	49	152	46	45	87	88	784	687	2,199	1,810
Property acquisitions													238	-	533	294
Midstream acquisitions													-	-	-	-
Proceeds on dispositions													5	(2)	(15)	(14)
Other non-segmented													11	4	19	20
Net capital expenditures													1,038	689	2,736	2,110
Property, plant and equipment			156	178			263	182			83	149			11,722	10,847
Goodwill			-	-			-	-			-	-			617	466
Other			33	36			22	11			17	-			1,729	1,034
Segmented assets			189	214			285	193			100	149			14,068	12,347
Non-segmented assets															58	61
Total assets (5)															14,126	12,408

					Three months		Nine months
					ended		ended
					September 30		September 30
	(3) Southeast Asia				2005	2004	2005	2004
	Indonesia				116	96	293	266
	Malaysia				168	99	374	257
	Vietnam				9	8	22	17
	Total revenue				293	203	689	540
	Indonesia						328	327
	Malaysia						820	701
	Vietnam						21	22
	Property, plant and equipment (5)						1,169	1,050

12.  Subsequent events

On October 20, 2005 Talisman reached an agreement with Paladin Resources plc (“Paladin”) on the terms of a cash offer by Talisman Energy Resources Limited (“Talisman Resources”), a wholly-owned subsidiary of Talisman, for all of the shares of Paladin valuing the existing issued shares of Paladin at approximately £1,218 million (C$2,521 million). The offer document for the offer was posted to Paladin shareholders on October 28, 2005.  Talisman has a committed bridge financing facility which it intends to use to finance purchases of shares under the offer.

Paladin is a UK oil and gas exploration and production company whose shares are listed on the London Stock Exchange. Paladin has a portfolio of production and exploration assets predominantly in the Norwegian, UK and Danish sectors of the North Sea, as well as in Australia, Indonesia and Tunisia. It also has exploration acreage in Gabon and Romania.

The Paladin directors have unanimously agreed to recommend that Paladin shareholders accept the offer and have irrevocably undertaken to accept the offer in respect of their own beneficial holdings representing 1.07% of the outstanding shares. In addition, shareholders beneficially owning an aggregate of approximately 6.3% of the outstanding shares have irrevocably undertaken to accept the offer in respect of such shares. Talisman Resources has also separately acquired 85,063,419 Paladin shares, representing approximately 24.79 % of the existing issued share capital using cash on hand and existing credit facilities other than the committed bridge financing facility .

Talisman Energy Inc.
Consolidated Financial Ratios
September 30, 2005
(unaudited)

The following financial ratios are provided in connection with the Company's shelf prospectus, filed with
Canadian and US securities regulatory authorities, and are based on the Company's Consolidated
Financial Statements that are prepared in accordance with accounting principles generally accepted in Canada.

The asset coverage ratios are calculated as at September 30, 2005.
The interest coverage ratios are for the 12 month period then ended.

Interest coverage (times)
Income (1)	12.67
Cash flow (2)	28.42
Asset coverage (times)
Before deduction of other long-term liabilities (3)	4.52
After deduction of other long-term liabilities (4)	3.06

1. Net income plus income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
2. Cash flow plus current income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
3. Total assets minus current liabilities; divided by long-term debt.
4. Total assets minus current liabilities and long-term liabilities excluding long-term debt; divided by long-term debt.